Exhibit 99.2

Cardiovascular Systems, Inc.

Consolidated Financial Statements

Three months ended September 30, 2008 and twelve months ended June 30, 2008 and 2007

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of
Cardiovascular Systems, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, changes in shareholders’ (deficiency) equity and comprehensive (loss) income and cash flows present fairly, in all material respects, the financial position of Cardiovascular Systems, Inc. (the “Company”) at June 30, 2007 and 2008, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 2008, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for stock-based compensation effective July 1, 2006.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has incurred substantial operating losses, negative cash flows from operations, liquidity constraints due to investments in auction rate securities and has limited capital to fund future operations, which raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/  PricewaterhouseCoopers LLP

Minneapolis, Minnesota

August 15, 2008, except as to the Company’s loan and security agreement and margin loan payable as described in paragraphs 1 through 4 in Note 4 for which the date is September 12, 2008

Cardiovascular Systems, Inc.

Consolidated Balance Sheets

	June 30,		September 30,
	2007	2008	2008
			(Unaudited)
	(Dollars in thousands, except per share and share amounts)

ASSETS
Current assets
Cash and cash equivalents	$7,908	$7,595	$14,727
Short-term investments	11,615	—	—
Accounts receivable, net	—	4,897	5,439
Inventories	1,050	3,776	3,930
Prepaid expenses and other current assets	255	1,936	818

Total current assets	20,828	18,204	24,914
Investments	—	21,733	21,390
Property and equipment, net	585	1,041	1,156
Patents, net	612	980	1,152

Total assets	$22,025	$41,958	$48,612

LIABILITIES AND SHAREHOLDERS’ (DEFICIENCY) EQUITY
Current liabilities
Accounts payable	$1,909	$5,851	$5,150
Accrued expenses	748	3,467	3,707
Deferred revenue	—	116	—
Current maturities of long-term debt	—	11,888	27,201

Total current liabilities	2,657	21,322	36,058

Long-term liabilities
Long-term debt	—	—	2,400
Redeemable convertible preferred stock warrants	3,094	3,986	4,047
Deferred rent	79	100	100

Total long-term liabilities	3,173	4,086	6,547

Total liabilities	5,830	25,408	42,605

Commitments and contingencies
Series A redeemable convertible preferred stock, no par value; authorized 5,400,000 shares, issued and outstanding 4,728,547 at June 30, 2007 and 4,737,561 at June 30, 2008 and September 30, 2008 (unaudited), respectively; aggregate liquidation value $29,034, $31,230 and $31,782 at June 30, 2007 and 2008, and September 30, 2008 (unaudited), respectively	40,193	51,213	51,213
Series A-1 redeemable convertible preferred stock, no par value; authorized 1,470,589 at June 30, 2007 and 2,188,425 shares at June 30, 2008 and September 30, 2008 (unaudited), respectively; issued and outstanding 977,046 at June 30, 2007 and 2,188,425 at June 30, 2008 and September 30, 2008 (unaudited), respectively; aggregate liquidation value $8,305, $19,862 and $20,243 at June 30, 2007 and 2008, and September 30, 2008 (unaudited), respectively	8,305	23,657	23,657
Series B redeemable convertible preferred stock, no par value; authorized 2,162,162 shares, issued and outstanding 2,162,150 at June 30, 2008 and September 30, 2008 (unaudited), aggregate liquidation value $20,871 and $21,280 at June 30, 2008 and September 30, 2008 (unaudited), respectively	—	23,372	23,372
Shareholders’ (deficiency) equity
Common stock, no par value; authorized 25,000,000 common shares at June 30, 2007 and 70,000,000 common shares and 5,000,000 undesignated shares at June 30, 2008 and September 30, 2008 (unaudited); issued and outstanding 6,267,454, 7,575,206, 7,731,450 at June 30, 2007 and 2008, and September 30, 2008 (unaudited), respectively	26,054	35,933	37,738
Common stock warrants	1,366	680	2,374
Accumulated other comprehensive (loss) income	(7)	—	(343)
Accumulated deficit	(59,716)	(118,305)	(132,004)

Total shareholders’ (deficiency) equity	(32,303)	(81,692)	(92,235)

Total liabilities and shareholders’ (deficiency) equity	$22,025	$41,958	$48,612

The accompanying notes are an integral part of these consolidated financial statements.

Cardiovascular Systems, Inc.

Consolidated Statements of Operations

				Three Months Ended
	Year Ended June 30,			September 30,
	2006	2007	2008	2007	2008
				(Unaudited)	(Unaudited)
	(Dollars in thousands, except per share and share amounts)

Revenues	$—	$—	$22,177	$—	$11,646
Cost of goods sold	—	—	8,927	539	3,881

Gross profit	—	—	13,250	(539)	7,765

Expenses
Selling, general and administrative	1,735	6,691	35,326	3,552	16,424
Research and development	3,168	8,446	16,068	3,328	4,955

Total expenses	4,903	15,137	51,394	6,880	21,379

Loss from operations	(4,903)	(15,137)	(38,144)	(7,419)	(13,614)
Other income (expense)
Interest expense	(48)	(1,340)	(923)	(300)	(227)
Interest income	56	881	1,167	278	142
Impairment on investments	—	—	(1,267)	—	—

Total other income (expense)	8	(459)	(1,023)	(22)	(85)

Net loss	(4,895)	(15,596)	(39,167)	(7,441)	(13,699)
Accretion of redeemable convertible preferred stock	—	(16,835)	(19,422)	(4,853)	—

Net loss available to common shareholders	$(4,895)	$(32,431)	$(58,589)	$(12,294)	$(13,699)

Loss per common share
Basic and diluted	$(0.79)	$(5.22)	$(8.57)	$(1.95)	$(1.78)

Weighted average common shares used in computation
Basic and diluted	6,183,715	6,214,820	6,835,126	6,291,512	7,692,248

The accompanying notes are an integral part of these consolidated financial statements.

Cardiovascular Systems, Inc.

Consolidated Statements of Changes in Shareholders’ (Deficiency) Equity and
Comprehensive (Loss) Income

					Accumulated
					Other
	Common Stock			Accumulated	Comprehensive		Comprehensive
	Shares	Amount	Warrants	Deficit	(Loss) Income	Total	(Loss) Income
	(Dollars in thousands, except per share and share amounts)

Balances at June 30, 2005	5,911,579	23,248	1,249	(22,390)	—	2,107	$—
Shares issued for cash, $8.00 per share, net of offering costs of $20	287,625	2,281				2,281
Stock options and warrants expensed for outside consulting services		49	31			80
Net loss				(4,895)		(4,895)	$(4,895)

Balances at June 30, 2006	6,199,204	25,578	1,280	(27,285)	—	(427)	$(4,895)

Exercise of stock options and warrants at $1.00 per share	68,250	86	(17)			69
Value assigned to warrants issued in connection with Series A redeemable convertible preferred stock			103			103
Accretion of redeemable convertible preferred stock				(16,835)		(16,835)
Stock-based compensation		390				390
Unrealized loss on short-term investments					(7)	(7)	$(7)
Net loss				(15,596)		(15,596)	(15,596)

Balances at June 30, 2007	6,267,454	26,054	1,366	(59,716)	(7)	(32,303)	$(15,603)

Issuance of restricted stock awards	840,138	1,152				1,152
Forfeiture of restricted stock awards	(27,834)					—
Exercise of stock options and warrants at $1.00 — $8.00 per share	495,448	2,382	(570)			1,812
Expiration of warrants		116	(116)			—
Accretion of redeemable convertible preferred stock				(19,422)		(19,422)
Stock-based compensation		6,229				6,229
Unrealized gain on investments					7	7	$7
Net loss				(39,167)		(39,167)	(39,167)

Balances at June 30, 2008	7,575,206	$35,933	$680	$(118,305)	$—	$(81,692)	$(39,160)

Issuance of restricted stock awards	161,823	1,296				1,296
Forfeiture of restricted stock awards	(25,029)
Exercise of stock options and warrants at $5.00 — $5.71 per share	19,450	133	(120)			13
Issuance of common stock warrants			1,814			1,814
Stock-based compensation		376				376
Unrealized loss on investments					(343)	(343)	$(343)
Net loss				(13,699)		(13,699)	(13,699)

Balances at September 30, 2008 (unaudited)	7,731,450	$37,738	$2,374	$(132,004)	$(343)	$(92,235)	$(14,042)

The accompanying notes are an integral part of these consolidated financial statements.

Cardiovascular Systems, Inc.

Consolidated Statements Cash Flows

				Three Months Ended
	Year Ended June 30,			September 30,
	2006	2007	2008	2007	2008
				(Unaudited)	(Unaudited)
	(Dollars in thousands, except per share and share amounts)

Cash flows from operating activities
Net loss	$(4,895)	$(15,596)	$(39,167)	$(7,441)	$(13,699)
Adjustments to reconcile net loss to net cash used in operations
Depreciation and amortization of property and equipment	73	153	264	47	86
Provision for doubtful accounts	—	—	164	14	28
Amortization of patents	45	45	29	—	9
Change in carrying value of the convertible preferred stock warrants	—	1,327	916	300	(14)
Amortization of debt discount	—	—	—	—	79
Stock-based compensation	—	390	7,381	350	1,672
Expense for stock, options and warrants granted for outside consulting services	80	—	—	—	—
Disposal of property and equipment	(3)	—	—	—	—
Amortization of discount on investments	—	(293)	(52)	(52)	—
Impairment on investments	—	—	1,267	—	—
Changes in assets and liabilities
Accounts receivable	—	—	(5,061)	(1,395)	(570)
Inventories	(438)	(322)	(2,726)	(1,522)	(154)
Prepaid expenses and other current assets	(96)	(113)	(1,323)	13	1,118
Accounts payable	30	1,709	3,631	(430)	(701)
Accrued expenses and deferred rent	216	424	2,693	632	240
Deferred revenue	—	—	116	1,428	(116)

Net cash used in operations	(4,988)	(12,276)	(31,868)	(8,056)	(12,022)

Cash flows from investing activities
Expenditures for property and equipment	(235)	(465)	(721)	(207)	(201)
Proceeds from sale of property and equipment	7	—	1	—	—
Purchases of investments	—	(23,169)	(31,314)	(12,700)	—
Sales of investments	—	11,840	19,988	5,874	—
Costs incurred in connection with patents	—	(58)	(397)	—	(181)

Net cash used in investing activities	(228)	(11,852)	(12,443)	(7,033)	(382)

Cash flows from financing activities
Net proceeds from the sale of common stock	2,281	—	—	—	—
Proceeds from sale of redeemable convertible preferred stock	—	30,294	30,296	10,296	—
Payment of offering costs	—	(1,776)	(51)	(10)	—
Issuance of common stock warrants	—	103	—	—	1,814
Issuance of convertible preferred stock warrants	—	1,767	—	—	75
Exercise of stock options and warrants	—	69	1,865	160	13
Proceeds from long-term debt	—	—	16,398	—	17,712
Payment on long-term debt	—	—	(4,510)	—	(78)
Proceeds from convertible promissory notes	3,059	25	—	—	—
Payable to shareholder, common stock repurchase	(350)	—	—	—	—

Net cash provided by financing activities	4,990	30,482	43,998	10,446	19,536

Net (decrease) increase in cash and cash equivalents	(226)	6,354	(313)	(4,643)	7,132
Cash and cash equivalents
Beginning of period	1,780	1,554	7,908	7,908	7,595

End of period	$1,554	$7,908	$7,595	$3,265	$14,727

Noncash investing and financing activities
Conversion of convertible promissory notes and accrued interest into Series A redeemable convertible preferred stock	$—	$(3,145)	$—	$—	$—
Capitalized financing costs included in accounts payable	—	—	311	—	—
Capitalized financing costs included in accrued expenses	—	—	47	—	—
Accretion of redeemable convertible preferred stock	—	16,835	19,422	4,853	—
Net unrealized (loss) gain on investments	—	(7)	7	6	(343)

The accompanying notes are an integral part of these consolidated financial statements.

CARDIOVASCULAR SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Information presented as of and for the three months
ended September 30, 2007 and 2008 is unaudited)
(dollars in thousands, except per share and share amounts)

1.	Summary of Significant Accounting Policies

Company Description

Cardiovascular Systems, Inc. (the “Company”) was incorporated on February 28, 1989, to develop, manufacture and market devices for the treatment of vascular diseases. The Company has completed a pivotal clinical trial in the United States to demonstrate the safety and efficacy of the Company’s Diamondback 360° orbital atherectomy system in treating peripheral arterial disease. On August 30, 2007, the U.S. Food and Drug Administration, or FDA, granted the Company 510(k) clearance to market the Diamondback 360° for the treatment of peripheral arterial disease. The Company commenced a limited commercial introduction of the Diamondback 360° in the United States in September 2007. During the quarter ended March 31, 2008, the Company began its full commercial launch of the Diamondback 360°.

For the fiscal year ended June 30, 2007, the Company was considered a “development stage enterprise” as prescribed in Statement of Financial Accounting Standards (“SFAS”) No. 7, Accounting and Reporting by Development Stage Enterprises. During that time, the Company’s major emphasis was on planning, research and development, recruitment and development of a management and technical staff, and raising capital. These development stage activities were completed during the first quarter of fiscal 2008. The Company’s management team, organizational structure and distribution channel are in place. The Company’s primary focus is on the sale and commercialization of its current product to end user customers. During the year ended June 30, 2008 and three months ended September 30, 2008 (unaudited), the Company no longer considered itself a development stage enterprise.

Principles of Consolidation

The consolidated balance sheets, statements of operations, changes in shareholders’ (deficiency) equity and comprehensive (loss) income, and cash flows include the accounts of the Company and its wholly owned inactive Netherlands subsidiary, SCS B.V., after elimination of all significant intercompany transactions and accounts. SCS B.V. was formed for the purpose of conducting human trials and the development of production facilities. Operations of the subsidiary ceased in fiscal 2002; accordingly, there are no assets or liabilities included in the consolidated financial statements related to SCS B.V.

Interim Financial Statements

The Company has prepared the unaudited interim consolidated financial statements and related unaudited financial information in the footnotes in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and the rules and regulations of the Securities and Exchange Commission (“SEC”) for interim financial statements. These interim consolidated financial statements reflect all adjustments consisting of normal recurring accruals, which, in the opinion of management, are necessary to present fairly the Company’s consolidated financial position, the results of its operations and its cash flows for the interim periods. These interim consolidated financial statements should be read in conjunction with the consolidated annual financial statements and the notes thereto contained herein. The nature of the Company’s business is such that the results of any interim period may not be indicative of the results to be expected for the entire year.

Cash and Cash Equivalents

The Company considers all money market funds and other investments purchased with an original maturity of three months or less to be cash and cash equivalents.

CARDIOVASCULAR SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Information presented as of and for the three months
ended September 30, 2007 and 2008 is unaudited)
(dollars in thousands, except per share and share amounts)

Investments

The Company classifies all investments as “available-for-sale.” Investments are recorded at fair value and unrealized gains and losses are recorded as a separate component of shareholders’ deficiency until realized. Realized gains and losses are accounted for on the specific identification method. The Company has historically placed its investments primarily in auction rate securities, U.S. government securities and commercial paper. These investments, a portion of which had original maturities beyond one year, were classified as short-term based on their liquid nature. The securities which had stated maturities beyond one year had certain economic characteristics of short-term investments due to a rate-setting mechanism and the ability to sell them through a Dutch auction process that occurred at pre-determined intervals of less than one year. For the years ended June 30, 2007 and 2008, and three months ended September 30, 2008 (unaudited), the amount of gross realized gains and losses related to sales of investments were insignificant.

The Company’s investments include AAA rated auction rate securities issued primarily by state agencies and backed by student loans substantially guaranteed by the Federal Family Education Loan Program (FFELP). The federal government insures loans in the FFELP so that lenders are reimbursed at least 97% of the loan’s outstanding principal and accrued interest if a borrower defaults. Approximately 99.2% of the par value of the Company’s auction rate securities is supported by student loan assets that are guaranteed by the federal government under the FFELP.

The Company’s auction rate securities are debt instruments with a long-term maturity and with an interest rate that is reset in short intervals, primarily every 28 days, through auctions. The recent conditions in the global credit markets have prevented the Company from liquidating its holdings of auction rate securities because the amount of securities submitted for sale has exceeded the amount of purchase orders for such securities. When auctions for these securities fail, the investments may not be readily convertible to cash until a future auction of these investments is successful or they are redeemed by the issuer or they mature.

In February 2008, the Company was informed that there was insufficient demand for auction rate securities, resulting in failed auctions for $23.0 million of the Company’s auction rate securities held at June 30, 2008. Currently, these affected securities are not liquid and will not become liquid until a future auction for these investments is successful or they are redeemed by the issuer or they mature. As a result, at June 30, 2008 and September 30, 2008 (unaudited), the Company has classified the fair value of the auction rate securities as a long-term asset. Interest rates on all failed auction rate securities were reset to a temporary predetermined “penalty” or “maximum” rate. These maximum rates are generally limited to a maximum amount payable over a 12 month period equal to a rate based on the trailing 12-month average of 90-day treasury bills, plus 120 basis points. These maximum allowable rates range from 2.7% to 4.0% of par value per year. The Company has collected all interest due on its auction rate securities and has no reason to believe that it will not collect all interest due in the future. The Company expects to receive the principal associated with its auction rate securities upon the earlier of a successful auction, their redemption by the issuer or their maturity. On March 28, 2008, the Company obtained a margin loan from UBS Financial Services, Inc., the entity through which it originally purchased the auction rate securities, for up to $12.0 million, with a floating interest rate equal to 30-day LIBOR, plus 0.25%. The loan was secured by the $23.0 million par value of the Company’s auction rate securities. The maximum borrowing amount was not set forth in the written agreement for the loan and may have been adjusted from time to time by UBS Financial Services at its discretion. The loan was due on demand and UBS Financial Services may have required the Company to repay it in full from any loan or financing arrangement or a public equity offering. The margin requirements were determined by UBS Financial Services but were not included in the written loan agreement and were therefore subject to change. As of June 30, 2008, the margin requirements provided that UBS Financial Services would require a margin call on this loan if at any time the outstanding borrowings, including interest, exceeded $12.0 million or 75% of

CARDIOVASCULAR SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Information presented as of and for the three months
ended September 30, 2007 and 2008 is unaudited)
(dollars in thousands, except per share and share amounts)

UBS Financial Service’s estimate of the fair value of the Company’s auction rate securities. If these margin requirements were not maintained, UBS Financial Services may have required the Company to make a loan payment in an amount necessary to comply with the applicable margin requirements or demand repayment of the entire outstanding balance. As of June 30, 2008, the Company maintained these margin requirements and the outstanding balance on the loan was $11.9 million.

On August 21, 2008, the Company replaced this loan with a margin loan from UBS Bank USA, which increased maximum borrowings available to $23.0 million. This maximum borrowing amount is not set forth in the written agreement for the loan and may be adjusted from time to time by UBS Bank at its discretion The margin loan has a floating interest rate equal to 30-day LIBOR, plus 1.0%. The loan is due on demand and UBS Bank will require the Company to repay it in full from the proceeds received from a public equity offering where net proceeds exceed $50.0 million. In addition, if at any time any of the Company’s auction rate securities may be sold, exchanged, redeemed, transferred or otherwise conveyed for no less than their par value, then the Company must immediately effect such a transfer and the proceeds must be used to pay down outstanding borrowings under this loan. The margin requirements are determined by UBS Bank but are not included in the written loan agreement and are therefore subject to change. As of August 21, 2008, the margin requirements include maximum borrowings, including interest, of $23.0 million. If these margin requirements are not maintained, UBS Bank may require the Company to make a loan payment in an amount necessary to comply with the applicable margin requirements or demand repayment of the entire outstanding balance. The Company has maintained the margin requirements under the loans from both UBS entities. The outstanding balance on this loan at September 30, 2008 (unaudited) was $22.9 million.

In accordance with EITF 03-01 and FSP FAS 115-1 and 124-1, “The Meaning of Other Than-Temporary Impairment and Its Application to Certain Investments,” the Company reviews several factors to determine whether a loss is other-than-temporary. These factors include but are not limited to: (1) the length of time a security is in an unrealized loss position, (2) the extent to which fair value is less than cost, (3) the financial condition and near term prospects of the issuer, and (4) the Company’s intent and ability to hold the security for a period of time sufficient to allow for any unanticipated recovery in fair value.

The Company recorded an other-than-temporary impairment loss of $1.3 million relating to its auction rate securities in its statement of operations for the year ended June 30, 2008 and recorded an unrealized loss of $0.3 million relating to its auction rate securities in other comprehensive income (loss) for the three months ended September 30, 2008 (unaudited). The Company determined the fair value of its auction rate securities and quantified the other-than-temporary impairment loss and the unrealized loss with the assistance of ValueKnowledge LLC, an independent third party valuation firm, which utilized various valuation methods and considered, among other factors, estimates of present value of the auction rate securities based upon expected cash flows, the likelihood and potential timing of issuers of the auction rate securities exercising their redemption rights at par value, the likelihood of a return of liquidity to the market for these securities and the potential to sell the securities in secondary markets.

At June 30, 2008, the Company concluded that no weight should be given to the value indicated by the secondary markets for student loan-backed auction rate securities similar to those the Company holds because these markets have very low transaction volumes and consist primarily of private transactions with minimal disclosure, transactions may not be representative of the actions of typically-motivated buyers and sellers and the Company does not currently intend to sell in the secondary markets. However, the Company did consider the secondary markets for certain mortgage-backed securities to estimate the market yields attributable to the Company’s auction rate securities, but determined that these secondary markets do not provide a sufficient basis of comparison for the auction rate securities that the Company holds and, accordingly, attributed no weight to the values of these mortgage-backed securities indicated by the secondary markets.

CARDIOVASCULAR SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Information presented as of and for the three months
ended September 30, 2007 and 2008 is unaudited)
(dollars in thousands, except per share and share amounts)

At June 30, 2008, the Company attributed a weight of 66.7% to estimates of present value of the auction rate securities based upon expected cash flows and a weight of 33.3% to the likelihood and potential timing of issuers of the auction rate securities exercising their redemption rights at par value or willingness of third parties to provide financing in the market against the par value of those securities. The attribution of these weights required the exercise of valuation judgment. A measure of liquidity is available from borrowing, which led to the 33.3% weight attributed to the likelihood and potential timing of issuers of the auction rate securities exercising their redemption rights at par value or the willingness of third parties to provide financing in the market against the par value of those securities. However, borrowing does not eliminate exposure to the risk of holding the securities, so the weight of 66.7% attributed to the present value of the auction rate securities based upon expected cash flows reflects the expectation that the securities are likely to be held for an uncertain period. The Company focused on these methodologies because no certainty exists regarding how the auction rate securities will be eventually converted to cash and these methodologies represent the most likely possible outcomes. To derive estimates of the present value of the auction rate securities based upon expected cash flows, the Company used the securities’ expected annual interest payments, ranging from 2.7% to 4.0% of par value, representing estimated maximum annual rates under the governing documents of the auction rate securities; annual market interest rates, ranging from 4.5% to 5.8%, based on observed traded, state sponsored, taxable certificates rated AAA or lower and issued between June 15 and June 30, 2008; and a range of expected terms to liquidity.

At June 30, 2008, the Company’s weighting of the valuation methods indicates an implied term to liquidity of approximately 3.5 years. The implied term to liquidity of approximately 3.5 years is a result of considering a range in possible timing of the various scenarios that would allow a holder of the auction rate securities to convert the auction rate securities to cash ranging from zero to ten years, with the highest probability assigned to the range of zero to five years. Several sources were consulted but no individual source of information was relied upon to arrive at the Company’s estimate of the range of possible timing to convert the auction rate securities to cash or the implied term to liquidity of approximately 3.5 years. The primary reason for the fair value being less than cost related to a lack of liquidity of the securities, rather than the financial condition and near term prospects of the issuer.

At September 30, 2008, the Company concluded that no weight should be given to the value indicated by the secondary markets for student loan backed auction rate securities similar to those the Company holds because these markets have very low transaction volumes and consist primarily of private transactions with minimal disclosure and transactions may not be representative of the actions of typically-motivated buyers and sellers and the Company does not currently intend to sell in the secondary markets. However, the Company did consider the secondary markets for certain mortgage-backed securities to estimate the market yields attributable to the Company’s auction rate securities, but determined that these secondary markets do not provide a sufficient basis of comparison for the auction rate securities that the Company holds and, accordingly, attributed no weight to the values of these mortgage-backed securities indicated by the secondary markets.

At September 30, 2008, the Company concluded that no weight should be given to the likelihood and potential timing of issuers of the auction rate securities exercising their redemption rights at par value based on low issuer call activity, so the Company attributed a weight of 100.0% to estimates of present value of the auction rate securities based upon expected cash flows. The attribution of weights to the valuation factors required the exercise of valuation judgment. The selection of a weight of 100.0% attributed to the present value of the auction rate securities based upon expected cash flows reflects the expectation, in absence of the Auction Rate Securities Rights Prospectus discussed below, that no certainty exists regarding how the auction rate securities will be eventually converted to cash and this methodology represents the possible outcome. To derive estimates of the present value of the auction rate securities based upon expected cash flows, the Company used the securities’ expected annual interest payments, ranging from 2.1% to 5.4% of par value, representing estimated maximum annual rates under the

CARDIOVASCULAR SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Information presented as of and for the three months
ended September 30, 2007 and 2008 is unaudited)
(dollars in thousands, except per share and share amounts)

governing documents of the auction rate securities; annual market interest rates, ranging from 3.9% to 5.4%, based on observed traded, state sponsored, taxable certificates rated AAA or lower and issued between September 29 and September 30, 2008; certain mortgage-backed securities and indices; and a range of expected terms to liquidity.

The Company’s weighting of the valuation methods as of September 30, 2008 indicates an implied term to liquidity of approximately five years in absence of the Auction Rate Securities Rights Prospectus discussed below. The implied term to liquidity of approximately five years is a result of considering a range in possible timing of the various scenarios that would allow a holder of the auction rate securities to convert the auction rate securities to cash ranging from zero to ten years, with the highest probability assigned to five years. UBS issued a comprehensive settlement, which was confirmed by an Auction Rate Securities Rights Prospectus issued by UBS on October 7, 2008, in which there is a possibility of redemption by UBS at par value for the auction rate securities held by the Company between June 30, 2010 and July 2, 2012. Under the comprehensive settlement, UBS has committed to purchase a total of $8.3 billion of auction rate securities at par value from most private clients during the two-year period beginning January 1, 2009. Private clients and charities holding less than $1.0 million in household assets at UBS were able to avail themselves of this relief beginning October 31, 2008. From mid-September 2008, UBS began to provide loans at no cost to its clients for the par value of their auction rate security holdings. In addition, UBS has also committed to provide liquidity solutions to institutional investors and has agreed to purchase all or any of a remaining $10.3 billion in auction rate securities at par value from its institutional clients beginning June 10, 2010. These auction rate security rights are not transferable, tradable or marginable. The Company has not considered the liquidity potentially generated by UBS’s comprehensive settlement or the UBS loan in the Company’s valuation of the 19 auction rate certificates held by the Company because the settlement rights were not enforceable at September 30, 2008. The repurchase arrangement and lending arrangement may represent separate contracts, securities or other assets that have not been considered in the valuation of the auction rate securities.

The Company’s auction rate securities include AAA rated auction rate securities issued primarily by state agencies and backed by student loans substantially guaranteed by the Federal Family Education Loan Program. These auction rate securities continue to be AAA rated auction rate securities subsequent to the failed auctions that began in February 2008.

In addition to the valuation procedures described above, the Company considered (i) its current inability to hold these securities for a period of time sufficient to allow for an unanticipated recovery in fair value based on The Company’s current liquidity, history of operating losses, and management’s estimates of required cash for continued product development and sales and marketing expenses, and (ii) failed auctions and the anticipation of continued failed auctions for all of the Company’s auction rate securities.

Based on the factors described above, the Company recorded the entire amount of impairment loss identified for the year ended June 30, 2008 of $1.3 million as other-than-temporary and recorded the decrease in fair value of $0.3 million as an unrealized loss for the three months ended September 30, 2008 (unaudited). The Company did not identify or record any additional realized or unrealized gains or losses for the year ended June 30, 2008 or the three months ended September 30, 2008 (unaudited). The Company will continue to monitor and evaluate the value of its investments each reporting period for further possible impairment or unrealized loss. Although it does not currently intend to do so, the Company may consider selling its auction rate securities in the secondary markets in the future, which may require a sale at a substantial discount to the stated principal value of these securities.

CARDIOVASCULAR SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Information presented as of and for the three months
ended September 30, 2007 and 2008 is unaudited)
(dollars in thousands, except per share and share amounts)

The amortized cost and fair value of available-for-sale investments are as follows:

	June 30, 2008
			Net
	Amortized	Aggregate	Unrealized
	Cost(1)	Fair Value	Losses

Auction rate securities (original maturities greater than ten years)	$21,733	$21,733	$—

Total Investments	$21,733	$21,733	$—

	September 30, 2008
			Net
	Amortized	Aggregate	Unrealized
	Cost(1)	Fair Value	Losses
	(Unaudited)

Auction rate securities (original maturities greater than ten years)	$21,733	$21,390	$(343)

Total Investments	$21,733	$21,390	$(343)

(1)	Amortized cost at June 30, 2008 and September 30, 2008 includes unamortized premiums, discounts and other cost basis adjustments, as well as other-than-temporary impairment losses.

Accounts Receivable and Allowance for Doubtful Accounts

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. Customer credit terms are established prior to shipment with the standard being net 30 days. Collateral or any other security to support payment of these receivables generally is not required. The Company maintains allowances for doubtful accounts. This allowance is an estimate and is regularly evaluated by the Company for adequacy by taking into consideration factors such as past experience, credit quality of the customer base, age of the receivable balances, both individually and in the aggregate, and current economic conditions that may affect a customer’s ability to pay. Provisions for the allowance for doubtful accounts attributed to bad debt are recorded in general and administrative expenses. If the financial condition of the Company’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. The following table shows allowance for doubtful accounts activity for the fiscal year ended June 30, 2008 and three months ended September 30, 2008 (unaudited):

Amount

Balance at June 30, 2007	$—
Provision for doubtful accounts	164

Balance at June 30, 2008	164
Provision for doubtful accounts	28

Balance at September 30, 2008 (unaudited)	$192

Inventories

Inventories are stated at the lower of cost or market with cost determined on a first-in, first-out (“FIFO”) method of valuation. The establishment of inventory allowances for excess and obsolete inventories is based on estimated exposure on specific inventory items.

CARDIOVASCULAR SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Information presented as of and for the three months
ended September 30, 2007 and 2008 is unaudited)
(dollars in thousands, except per share and share amounts)

Property and Equipment

Property and equipment is carried at cost, less accumulated depreciation and amortization. Depreciation of equipment is computed using the straight-line method over estimated useful lives of three to seven years and amortization of leasehold improvements over the shorter of their estimated useful lives or the lease term. Expenditures for maintenance and repairs and minor renewals and betterments which do not extend or improve the life of the respective assets are expensed as incurred. All other expenditures for renewals and betterments are capitalized. The assets and related depreciation accounts are adjusted for property retirements and disposals with the resulting gains or losses included in operations.

Operating Lease

The Company leases office space under an operating lease. The lease arrangement contains a rent escalation clause for which the lease expense is recognized on a straight-line basis over the terms of the lease. Rent expense that is recognized but not yet paid is included in deferred rent on the consolidated balance sheets.

Patents

The capitalized costs incurred to obtain patents are amortized using the straight-line method over their remaining estimated lives, not exceeding 20 years. The recover ability of capitalized patent costs is dependent upon the Company’s ability to derive revenue-producing products from such patents or the ultimate sale or licensing of such patent rights. Patents that are abandoned are written off at the time of abandonment.

Long-Lived Assets

The Company regularly evaluates the carrying value of long-lived assets for events or changes in circumstances that indicate that the carrying amount may not be recoverable or that the remaining estimated useful life should be changed. An impairment loss is recognized when the carrying amount of an asset exceeds the anticipated future undiscounted cash flows expected to result from the use of the asset and its eventual disposition. The amount of the impairment loss to be recorded, if any, is calculated by the excess of the asset’s carrying value over its fair value.

Revenue Recognition

The Company recognizes revenue in accordance with SEC Staff Accounting Bulletin (“SAB”) No. 104, Revenue Recognition and Emerging Issues Task Force (“EITF”) Issue No. 00-21, Revenue Arrangements with Multiple Deliverables. Revenue is recognized when all of the following criteria are met: (1) persuasive evidence of an arrangement exists; (2) shipment of all components has occurred or delivery of all components has occurred if the terms specify that title and risk of loss pass when products reach their destination; (3) the sales price is fixed or determinable; and (4) collectability is reasonably assured. The Company has no additional post-shipment or other contractual obligations or performance requirements and does not provide any credits or other pricing adjustments affecting revenue recognition once those criteria have been met. The customer has no right of return on any component once these criteria have been met. Payment terms are generally set at 30 days.

The Company derives its revenue through the sale of the Diamondback 360°, which includes single-use catheters, guidewires and control units used in the atherectomy procedure. Initial orders from all new customers require the customer to purchase the entire Diamondback 360° system, which includes multiple single-use catheters and guidewires and one control unit. Due to delays in the final FDA clearance of the new control unit and early production constraints of the new control unit, the Company was not able to deliver all components of the initial

CARDIOVASCULAR SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Information presented as of and for the three months
ended September 30, 2007 and 2008 is unaudited)
(dollars in thousands, except per share and share amounts)

order. For these initial orders, the Company shipped and billed only for the single-use catheters and guidewires. In addition, the Company sent an older version of its control unit as a loaner unit with the customer’s expectation that the Company would deliver and bill for a new control unit once it becomes available. As the Company had not delivered each of the individual components to all customers, the Company had deferred the revenue for the entire amount billed for single-use catheters and guidewires shipped to the customers that had not received the new control unit. Those billings totaled $116 at June 30, 2008, which amount had been deferred until the new control units were delivered during the three months ended September 30, 2008 (unaudited). After the initial order, customers are not required to purchase any additional disposable products from the Company. Once the Company had delivered the new control unit to a customer, the Company recognized revenue that was previously deferred and revenue for subsequent reorders of single-use catheters, guidewires and additional new control units when the criteria of SAB No. 104 are met.

The legal title and risk of loss of each of Diamondback 360° components, consisting of disposable catheters, disposable guidewires, and a control unit, are transferred to the customer based on the shipping terms. Many initial shipments to customers included a loaner control unit, which the Company provided, until the new control unit received clearance from the FDA and was subsequently available for sale. The loaner control units were Company-owned property and the Company maintained legal title to these units.

Costs related to products delivered are recognized when the legal title and risk of loss of individual components are transferred to the customer based on the shipping terms. At June 30 and September 30, 2008 (unaudited), the legal title and risk of loss of each disposable component had transferred to the customer and the Company has no future economic benefit in these disposables. As a result, the cost of goods sold related to these disposable units has been recorded during the year ended June 30, 2008 and three months ended September 30, 2008 (unaudited).

Warranty Costs

The Company provides its customers with the right to receive a replacement if a product is determined to be defective at the time of shipment. Warranty reserve provisions are estimated based on Company experience, volume, and expected warranty claims. Warranty reserve, provisions and claims for the fiscal year ended June 30, 2008 and three months ended September 30, 2008 (unaudited) were as follows:

Amount

Balance at June 30, 2007	$—
Provision	137
Claims	(125)

Balance at June 30, 2008	12
Provision	122
Claims	(102)

Balance at September 30, 2008 (unaudited)	$32

Income Taxes

Deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts based on enacted tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

CARDIOVASCULAR SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Information presented as of and for the three months
ended September 30, 2007 and 2008 is unaudited)
(dollars in thousands, except per share and share amounts)

Developing a provision for income taxes, including the effective tax rate and the analysis of potential tax exposure items, if any, requires significant judgment and expertise in federal and state income tax laws, regulations and strategies, including the determination of deferred tax assets. The Company’s judgment and tax strategies are subject to audit by various taxing authorities.

Research and Development Expenses

Research and development expenses include costs associated with the design, development, testing, enhancement and regulatory approval of the Company’s products. Research and development expenses include employee compensation, including stock-based compensation, supplies and materials, consulting expenses, travel and facilities overhead. The Company also incurs significant expenses to operate clinical trials, including trial design, third-party fees, clinical site reimbursement, data management and travel expenses. Research and development expenses are expensed as incurred.

Concentration of Credit Risk

Financial instruments that potentially expose the Company to concentration of credit risk consist primarily of cash and cash equivalents, investments and accounts receivable. The Company maintains its cash and investment balances primarily with two financial institutions. At times, these balances exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk in cash and cash equivalents.

Fair Value of Financial Instruments (unaudited)

Effective July 1, 2008, the Company adopted SFAS No. 157, Fair Value Measurements (“SFAS No. 157”), which provides a framework for measuring fair value under Generally Accepted Accounting Principles and expands disclosures about fair value measurements. In February 2008, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position No. 157-2, Effective Date of FASB Statement No. 157, which provides a one-year deferral on the effective date of SFAS No. 157 for non-financial assets and non-financial liabilities, except those that are recognized or disclosed in the financial statements at least annually. Therefore, the Company has adopted the provisions of SFAS No. 157 with respect to financial assets and financial liabilities only.

SFAS 157 classifies these inputs into the following hierarchy:

Level 1 Inputs — quoted prices in active markets for identical assets and liabilities

Level 2 Inputs — observable inputs other than quoted prices in active markets for identical assets and liabilities

Level 3 Inputs — unobservable inputs

As of September 30, 2008, those assets and liabilities that are measured at fair value on a recurring basis consisted of the Company’s auction rate securities it classifies as available-for-sale. The Company believes that the carrying amounts of its other financial instruments, including accounts payable and accrued liabilities approximate their fair value due to the short-term maturities of these instruments.

CARDIOVASCULAR SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Information presented as of and for the three months
ended September 30, 2007 and 2008 is unaudited)
(dollars in thousands, except per share and share amounts)

The following table sets forth the fair value of the Company’s auction rate securities that were measured on a recurring basis as of September 30, 2008. Assets are measured on a recurring basis if they are remeasured at least annually:

Level 3

Balance at June 30, 2008	$21,733
Total unrealized losses included in other comprehensive income (loss)	(343)

Balance at September 30, 2008 (unaudited)	$21,390

Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Stock-Based Compensation

Effective July 1, 2006, the Company adopted Financial Accounting Standards Board (“FASB”) SFAS No. 123(R), Share-Based Payment, as interpreted by SAB No. 107, using the prospective application method, to account for stock-based compensation expense associated with the issuance of stock options to employees and directors on or after July 1, 2006. The unvested compensation costs at July 1, 2006, which relate to grants of options that occurred prior to the date of adoption of SFAS No. 123(R), will continue to be accounted for under Accounting Principles Board (“APB”) No. 25, Accounting for Stock Issued to Employees. SFAS No. 123(R) requires the Company to recognize stock-based compensation expense in an amount equal to the fair value of share-based payments computed at the date of grant. The fair value of all employee and director stock option awards is expensed in the consolidated statements of operations over the related vesting period of the options. The Company calculated the fair value on the date of grant using a Black-Scholes model.

For all options granted prior to July 1, 2006, in accordance with the provisions of APB No. 25, compensation costs for stock options granted to employees were measured at the excess, if any, of the value of the Company’s stock at the date of the grant over the amount an employee would have to pay to acquire the stock.

As a result of adopting SFAS No. 123(R) on July 1, 2006, net loss for the years ended June 30, 2007 and 2008 and the three months ended September 30, 2007 and 2008 (unaudited) were $390, $7,646, $350 and $1,672, respectively, higher than if the Company had continued to account for stock-based compensation consistent with prior years. This expense is included in cost of goods sold, selling, general and administrative and research and development expenses. Note 6 to the consolidated financial statements contains the significant assumptions used in determining the underlying fair value of options.

Preferred Stock

The Company records the current estimated fair value of its redeemable convertible preferred stock based on the fair market value of that stock as determined by management and the Board of Directors. In accordance with Accounting Series Release No. 268, Presentation in Financial Statements of “Redeemable Preferred Stocks,” and EITF Abstracts, Topic D-98, Classification and Measurement of Redeemable Securities, the Company records changes in the current fair value of its redeemable convertible preferred stock in the consolidated statements of

CARDIOVASCULAR SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Information presented as of and for the three months
ended September 30, 2007 and 2008 is unaudited)
(dollars in thousands, except per share and share amounts)

changes in shareholders’ (deficiency) equity and comprehensive (loss) income and consolidated statements of operations as accretion of redeemable convertible preferred stock.

Preferred Stock Warrants

Freestanding warrants and other similar instruments related to shares that are redeemable are accounted for in accordance with SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, and its related interpretations. Under SFAS No. 150, the freestanding warrant that is related to the Company’s redeemable convertible preferred stock is classified as a liability on the consolidated balance sheets as of June 30, 2007 and 2008, and September 30, 2008 (unaudited). The warrant is subject to remeasurement at each balance sheet date and any change in fair value is recognized as a component of interest (expense) income. Fair value on the grant date is measured using the Black-Scholes option pricing model and similar underlying assumptions consistent with the issuance of stock option awards. The Company will continue to adjust the liability for changes in fair value until the earlier of the exercise or expiration of the warrants or the completion of a liquidity event, including the completion of an initial public offering with gross cash proceeds to the Company of at least $40,000 (“Qualified IPO”), at which time all preferred stock warrants will be converted into warrants to purchase common stock and, accordingly, the liability will be reclassified to equity.

Comprehensive (Loss) Income

Comprehensive (loss) income for the Company includes net loss and unrealized (loss) gain on investments that are charged or credited to comprehensive (loss) income. These amounts are presented in the consolidated statements of changes in shareholders’ (deficiency) equity and comprehensive (loss) income.

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. This standard clarifies the principle that fair value should be based on the assumptions that market participants would use when pricing an asset or liability. Additionally, it establishes a fair value hierarchy that prioritizes the information used to develop these assumptions. On February 12, 2008, the FASB issued FASB Staff Position, or FSP, FAS 157-2, Effective Date of FASB Statement No. 157, or FSP FAS 157-2. FSP FAS 157-2 defers the implementation of SFAS No. 157 for certain nonfinancial assets and nonfinancial liabilities. The portion of SFAS No. 157 that has been deferred by FSP FAS 157-2 will be effective for the Company beginning in the first quarter of fiscal year 2010. SFAS No. 157 was adopted for financial assets and liabilities on July 1, 2008 and did not have a material impact on the Company’s financial position or consolidated results of operations during the three months ended September 30, 2008 (unaudited).

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. This standard provides companies with an option to report selected financial assets and liabilities at fair value and establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 was adopted on July 1, 2008 and did not have a material impact on the Company’s financial position or consolidated results of operations during the three months ended September 30, 2008 (unaudited).

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations, and SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51. The revised standards continue the movement toward the greater use of fair values in financial reporting. SFAS 141(R) will significantly change how business acquisitions are accounted for and will impact financial statements both on the

CARDIOVASCULAR SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Information presented as of and for the three months
ended September 30, 2007 and 2008 is unaudited)
(dollars in thousands, except per share and share amounts)

acquisition date and in subsequent periods including the accounting for contingent consideration. SFAS 160 will change the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests and classified as a component of equity. SFAS 141(R) and SFAS 160 are effective for fiscal years beginning on or after December 15, 2008 with SFAS 141(R) to be applied prospectively while SFAS 160 requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. All other requirements of SFAS 160 shall be applied prospectively. Early adoption is prohibited for both standards. The Company is currently evaluating the impact of these statements, but expects that the adoption of SFAS No. 141(R) will have a material impact on how the Company will identify, negotiate, and value any future acquisitions and a material impact on how an acquisition will affect its consolidated financial statements, and that SFAS No. 160 will not have a material impact on its financial position or consolidated results of operations.

2.	Going Concern

The Company’s consolidated financial statements have been prepared on the going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has cash and cash equivalents of $7.6 million and $14.7 million at June 30, 2008 and September 30, 2008 (unaudited), respectively. During the year ended June 30, 2008 and the three months ended September 30, 2008 (unaudited), net cash used in operations amounted to $31.9 million and $12.0 million, respectively. As of June 30, 2008 and September 30, 2008 (unaudited), the Company had an accumulated deficit of $118.3 million and $132.0 million, respectively. The Company has incurred negative cash flows and losses since inception. In addition, in February 2008, the Company was notified that recent conditions in the global credit markets have caused insufficient demand for auction rate securities, resulting in failed auctions for $23.0 million of the Company’s auction rate securities held at June 30, 2008 and September 30, 2008 (unaudited). These securities are currently not liquid, as the Company has an inability to sell the securities due to continued failed auctions.

On March 28, 2008, the Company obtained a margin loan from UBS Financial Services, Inc., the entity through which it originally purchased the auction rate securities, for up to $12.0 million, with a floating interest rate equal to 30-day LIBOR, plus 0.25%. The loan was secured by the $23.0 million par value of the Company’s auction rate securities. The maximum borrowing amount was not set forth in the written agreement for the loan and may have been adjusted from time to time by UBS Financial Services at its discretion. The loan was due on demand and UBS Financial Services may have required the Company to repay it in full from any loan or financing arrangement or a public equity offering. The margin requirements were determined by UBS Financial Services but were not included in the written loan agreement and were therefore subject to change. As of June 30, 2008, the margin requirements provided that UBS Financial Services would require a margin call on this loan if at any time the outstanding borrowings, including interest, exceeded $12.0 million or 75% of UBS Financial Service’s estimate of the fair value of the Company’s auction rate securities. If these margin requirements were not maintained, UBS Financial Services may have required the Company to make a loan payment in an amount necessary to comply with the applicable margin requirements or demand repayment of the entire outstanding balance. As of June 30, 2008, the Company maintained these margin requirements. See Note 4 for a description of the replacement of this loan and the additional loan and security agreement entered into with Silicon Valley Bank.

Based on current operating levels, combined with limited capital resources, financing the Company’s operations will require that the Company raise additional equity or debt capital prior to or during the quarter ending September 30, 2009. If the Company fails to raise sufficient equity or debt capital, management would implement cost reduction measures, including workforce reductions, as well as reductions in overhead costs and capital expenditures. There can be no assurance that these sources will provide sufficient cash flows to enable the Company to continue as a going concern. The Company currently has no commitments for additional financing and

CARDIOVASCULAR SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Information presented as of and for the three months
ended September 30, 2007 and 2008 is unaudited)
(dollars in thousands, except per share and share amounts)

may experience difficulty in obtaining additional financing on favorable terms, if at all. All of these factors raise substantial doubt about the Company’s ability to continue as a going concern.

3.	Selected Consolidated Financial Statement Information

	June 30,		September 30,
	2007	2008	2008
			(Unaudited)

Accounts Receivable
Accounts receivable	$—	$5,061	$5,631
Less: Allowance for doubtful accounts	—	(164)	(192)

	$—	$4,897	$5,439

Inventories
Raw materials	$513	$2,338	$2,471
Work in process	134	117	232
Finished goods	403	1,321	1,227

	$1,050	$3,776	$3,930

Property and equipment
Equipment	$804	$1,360	$1,554
Furniture	85	169	169
Leasehold improvements	14	90	97

	903	1,619	1,820
Less: Accumulated depreciation and amortization	(318)	(578)	(664)

	$585	$1,041	$1,156

Patents
Patents	$990	$1,279	$1,460
Less: Accumulated amortization	(378)	(299)	(308)

	$612	$980	$1,152

As of June 30, 2008, future estimated amortization of patents and patent licenses will be:

2009	$37
2010	37
2011	36
2012	35
2013	35
Thereafter	800

$980

CARDIOVASCULAR SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Information presented as of and for the three months
ended September 30, 2007 and 2008 is unaudited)
(dollars in thousands, except per share and share amounts)

As of September 30, 2008 (unaudited), future estimated amortization of patents and patent licenses will be:

Nine months ending June 30, 2009	$28
2010	37
2011	36
2012	35
2013	35
Thereafter	981

$1,152

This future amortization expense is an estimate. Actual amounts may vary from these estimated amounts due to additional intangible asset acquisitions, potential impairment, accelerated amortization or other events.

	June 30,		September 30,
	2007	2008	2008
			(Unaudited)

Accrued expenses
Salaries and bonus	$612	$1,229	$898
Commissions	—	1,493	1,840
Accrued vacation	124	554	708
Other	12	191	261

	$748	$3,467	$3,707

4.	Debt

Loan and Security Agreement with Silicon Valley Bank

On September 12, 2008, the Company entered into a loan and security agreement with Silicon Valley Bank with maximum available borrowings of $13.5 million. The agreement includes a $3.0 million term loan, a $5.0 million accounts receivable line of credit, and two term loans for an aggregate of $5.5 million that are guaranteed by certain of the Company’s affiliates. The terms of each of these loans is as follows:

•	The $3.0 million term loan has a fixed interest rate of 10.5% and a final payment amount equal to 3.0% of the loan amount due at maturity. This term loan has a 36 month maturity, with repayment terms that include interest only payments during the first six months followed by 30 equal principal and interest payments. This term loan also includes an acceleration provision that requires the Company to pay the entire outstanding balance, plus a penalty ranging from 1.0% to 6.0% of the principal amount, upon prepayment or the occurrence and continuance of an event of default. As part of the term loan agreement, the Company granted Silicon Valley Bank a warrant to purchase 13,000 shares of Series B redeemable convertible preferred stock at an exercise price of $9.25 per share. This warrant was assigned a value of $75 for accounting purposes, is immediately exercisable, and expires ten years after issuance. The balance outstanding on the term loan at September 30, 2008 (unaudited) was $3.0 million.

•	The accounts receivable line of credit has a two year maturity and a floating interest rate equal to the prime rate, plus 2.0%, with an interest rate floor of 7.0%. Interest on borrowings is due monthly and the principal balance is due at maturity. Borrowings on the line of credit are based on 80% of eligible domestic receivables, which is defined as receivables aged less than 90 days from the invoice date along with specific exclusions for contra-accounts, concentrations, and government receivables. The Company’s accounts receivable receipts will be

CARDIOVASCULAR SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Information presented as of and for the three months
ended September 30, 2007 and 2008 is unaudited)
(dollars in thousands, except per share and share amounts)

deposited into a lockbox account in the name of Silicon Valley Bank. The accounts receivable line of credit is subject to non-use fees, annual fees and cancellation fees. There was no balance outstanding on the line of credit at September 30, 2008 (unaudited).

•	One of the guaranteed term loans is for $3.0 million and the other guaranteed term loan is for $2.5 million, each with a one year maturity. Each of the guaranteed term loans has a floating interest rate equal to the prime rate, plus 2.25%, with an interest rate floor of 7.0% (effective rate of 7.0% at September 30, 2008). Interest on borrowings is due monthly and the principal balance is due at maturity. One of the Company’s directors and shareholders and two entities who hold the Company’s preferred shares and are also affiliated with two of the Company’s directors agreed to act as guarantors of these term loans. In consideration for guarantees, the Company issued the guarantors warrants to purchase an aggregate of 458,333 shares of the Company’s common stock at an exercise price of $6.00 per share. The balance outstanding on the guaranteed term loans at September 30, 2008 (unaudited) was $5.5 million (excluding debt discount of $1.8 million).

The guaranteed term loans and common stock warrants were allocated using the relative fair value method. Under this method, the Company estimated the fair value of the term loans without the guarantees and calculated the fair value of the common stock warrants using the Black-Scholes method. The relative fair value of the loans and warrants were applied to the loan proceeds of $5.5 million, resulting in an assigned value of $3.7 million for the loans and $1.8 million for the warrants. The assigned value of the warrants of $1.8 million is treated as a debt discount and amortized over the one year maturity of the loan.

Borrowings from Silicon Valley Bank are collateralized by all of the Company’s assets, other than the Company’s auction rate securities and intellectual property, and the investor guarantees. The borrowings are subject to prepayment penalties and financial covenants, including the Company maintaining a minimum liquidity ratio and the Company’s achievement of minimum monthly net revenue goals. Any non-compliance by the Company under the terms of the Company’s debt arrangements could result in an event of default under the Silicon Valley Bank loan, which, if not cured, could result in the acceleration of this debt.

Loan Payable

On March 28, 2008, the Company obtained a margin loan from UBS Financial Services, Inc. for up to $12.0 million, with a floating interest rate equal to 30-day LIBOR, plus 0.25%. The loan was secured by the $23.0 million par value of the Company’s auction rate securities. The maximum borrowing amount was not set forth in the written agreement for the loan and may have been adjusted from time to time by UBS Financial Services in its sole discretion. The loan was due on demand and UBS Financial Services may have required the Company to repay it in full from any loan or financing arrangement or a public equity offering. The margin requirements were determined by UBS Financial Services but were not included in the written loan agreement and were therefore subject to change. As of June 30, 2008, the margin requirements provided that UBS Financial Services would require a margin call on this loan if at any time the outstanding borrowings, including interest, exceed $12.0 million or 75% of UBS Financial Service’s estimate of the fair value of the Company’s auction rate securities. If these margin requirements were not maintained, UBS Financial Services may have required the Company to make a loan payment in an amount necessary to comply with the applicable margin requirements or demand repayment of the entire outstanding balance. As of June 30, 2008, the Company maintained these margin requirements.

On August 21, 2008, the Company replaced this loan with a margin loan from UBS Bank USA, which increased maximum borrowings available to $23.0 million. This maximum borrowing amount is not set forth in the written agreement for the loan and may be adjusted from time to time by UBS Bank at its discretion. The margin loan has a floating interest rate equal to 30-day LIBOR, plus 1.0%. The loan is due on demand and UBS Bank will

CARDIOVASCULAR SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Information presented as of and for the three months
ended September 30, 2007 and 2008 is unaudited)
(dollars in thousands, except per share and share amounts)

require the Company to repay it in full from the proceeds received from a public equity offering where net proceeds exceed $50.0 million. In addition, if at any time any of the Company’s auction rate securities may be sold, exchanged, redeemed, transferred or otherwise conveyed for no less than their par value, then the Company must immediately effect such a transfer and the proceeds must be used to pay down outstanding borrowings under this loan. The margin requirements are determined by UBS Bank but are not included in the written loan agreement and are therefore subject to change. As of August 21, 2008, the margin requirements include maximum borrowings, including interest, of $23.0 million. If these margin requirements are not maintained, UBS Bank may require the Company to make a loan payment in an amount necessary to comply with the applicable margin requirements or demand repayment of the entire outstanding balance. The Company has maintained the margin requirements under the loans from both UBS entities. The outstanding balance on this loan at September 30, 2008 (unaudited) was $22.9 million.

As of September 30, 2008 (unaudited), debt maturities were as follows:

Nine months ending June 30, 2009	$21,853
2010	6,248
2011	1,200
2012	300

Total	$29,601
Less: Current Maturities	(27,201)

Long-term debt	$2,400

Additional Financing

In conjunction with the proceeds received through the signing of the loan and security agreement with Silicon Valley Bank and new margin loan from UBS Bank USA, the Company reassessed its need for additional equity or debt capital. Based on current operating levels, combined with limited capital resources and proceeds received from the loan and security agreement with Silicon Valley Bank and new margin loan from UBS Bank USA, financing the Company’s operations will require that the Company raise additional equity or debt capital prior to or during the quarter ending September 30, 2009. See Note 2 for additional discussion of the assessment of the Company’s ability to continue as a going concern.

Convertible Promissory Notes

At various dates in fiscal 2006 and 2007, the Company obtained $3,084 in financing from the issuance of convertible promissory notes (the “Notes”) that accrued interest at a rate of 8% per annum. Under the terms of the Notes, interest and principal were due on February 28, 2009, unless earlier prepaid or converted into Series A redeemable convertible preferred stock. The interest and principal of the notes convert at the per share price of any future offerings. On July 19, 2006, all Notes and accrued interest were converted into the Series A redeemable convertible preferred stock (Note 10).

5.	Common Stock Warrants

In fiscal 2007, the Company issued warrants to purchase 131,349 shares of common stock at $5.71 per share to agents in connection with the Series A redeemable convertible preferred stock offering. The warrants expire seven years after issuance and are exercisable immediately. The warrants were assigned a value of $99 for accounting purposes. In fiscal 2006 and 2007, the Company also issued warrants to purchase 6,400 and 6,000 shares of common

CARDIOVASCULAR SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Information presented as of and for the three months
ended September 30, 2007 and 2008 is unaudited)
(dollars in thousands, except per share and share amounts)

stock to consultants resulting in expense for services of $31 and $4, respectively. The warrants granted to consultants in 2007 were 50% immediately exercisable and 50% exercisable one year from the date of issuance. During September 2008 (unaudited), the Company issued the guarantors of the Silicon Valley Bank guaranteed term loans warrants to purchase an aggregate of 458,333 shares of the Company’s common stock at an exercise price of $6.00 per share. The warrants issued in September 2008 were assigned a value of $1.8 million for accounting purposes, are immediately exercisable, and expire five years after issuance. The following summarizes common stock warrant activity:

	Warrants	Price Range
	Outstanding	per Share

Warrants outstanding at June 30, 2005	259,925	$1.00 - $6.00
Warrants issued	6,400	$8.00
Warrants expired	(3,600)	$5.00

Warrants outstanding at June 30, 2006	262,725	$1.00 - $8.00
Warrants issued	137,349	$5.71
Warrants exercised	(3,250)	$1.00

Warrants outstanding at June 30, 2007	396,824	$1.00 - $8.00
Warrants exercised	(117,948)	$1.00 - $8.00
Warrants expired	(34,602)	$5.00

Warrants outstanding at June 30, 2008	244,274	$1.00 - $8.00
Warrants issued	458,333	$6.00
Warrants exercised	(10,450)	$5.00
Warrants expired	(6,000)	$5.00

Warrants outstanding at September 30, 2008 (unaudited)	686,157	$1.00 - $8.00

Warrants have exercise prices ranging from $1.00 to $8.00 and are immediately exercisable, unless noted above. The following assumptions were utilized in determining the fair value of warrants issued under the Black-Scholes model:

			Three Months Ended
	Year Ended June 30,		September 30,
	2006	2007	2008
			(Unaudited)

Weighted average fair value of warrants granted	$4.90	$0.69 - $0.76	$6.17
Risk-free interest rates	4.34%	4.70% - 5.02%	3.01%
Expected life	5 years	5 - 7 years	5 years
Expected volatility	70.0%	44.9% - 45.1%	46.7%
Expected dividends	None	None	None

6.	Stock Options and Restricted Stock Awards

The Company has a 1991 Stock Option Plan (the “1991 Plan”), a 2003 Stock Option Plan (the “2003 Plan”), and a 2007 Equity Incentive Plan (the “2007 Plan”) (collectively the “Plans”) under which options to purchase common stock and restricted stock awards have been granted to employees, directors and consultants at exercise prices determined by the Board of Directors. The 1991 Plan and 2003 Plan permitted the granting of incentive stock

CARDIOVASCULAR SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Information presented as of and for the three months
ended September 30, 2007 and 2008 is unaudited)
(dollars in thousands, except per share and share amounts)

options and nonqualified options. A total of 750,000 shares were originally reserved for issuance under the 1991 Plan, but with the execution of the 2003 Plan no additional options were granted under it. A total of 3,800,000 shares of the Company’s common stock were originally reserved for issuance under the 2003 Plan but with the approval of the 2007 Plan no additional options will be granted under it. The 2007 Plan allows for the granting of up to 3,000,000 shares of common stock as approved by the Board of Directors in the form of nonqualified or incentive stock options, restricted stock awards, restricted stock unit awards, performance share awards, performance unit awards or stock appreciation rights to officers, directors, consultants and employees of the Company. The 2007 Plan also includes a renewal provision whereby the number of shares shall automatically be increased on the first day of each fiscal year beginning July 1, 2008, and ending July 1, 2017, by the lesser of (i) 1,500,000 shares, (ii) 5% of the outstanding common shares on such date, or (iii) a lesser amount determined by the Board of Directors.

For the year ended June 30, 2008, the Company had granted the following amount of stock options and restricted stock awards:

	Number of
Grant Type	Shares

Service based stock options (2007 Plan)	1,383,364
Performance based stock options (2007 Plan)	775,000
Service based stock options (2003 Plan)	663,583

Total	2,821,947	(1)

Restricted stock awards (2007 Plan)	840,138

(1)	Excludes 70,000 shares of service based stock options granted outside of the plans.

The Company had granted the following amount of stock options and restricted stock awards through September 30, 2008 (unaudited):

	Number of
Grant Type	Shares

Service based stock options (2007 Plan)	1,383,364
Performance based stock options (2007 Plan)	775,000
Service based stock options (2003 Plan)	663,583

Total	2,821,947	(1)

Restricted stock awards (2007 Plan)	1,001,961

(1)	Excludes 70,000 shares of service based stock options granted outside of the plans.

All options granted under the Plans become exercisable over periods established at the date of grant. The option exercise price is generally not less than the estimated fair market values of the Company’s common stock at the date of grant, as determined by the Company’s management and Board of Directors. In addition, the Company has granted nonqualified stock options to employees, directors and consultants outside of the Plans.

In estimating the value of the Company’s common stock for purposes of granting options and determining stock-based compensation expense, the Company’s management and board of directors conducted stock valuations using two different valuation methods: the option pricing method and the probability weighted expected return method. Both of these valuation methods have taken into consideration the following factors: financing activity, rights and preferences of the Company’s preferred stock, growth of the executive management team, clinical trial

CARDIOVASCULAR SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Information presented as of and for the three months
ended September 30, 2007 and 2008 is unaudited)
(dollars in thousands, except per share and share amounts)

activity, the FDA process, the status of the Company’s commercial launch, the Company’s mergers and acquisitions and public offering processes, revenues, the valuations of comparable public companies, the Company’s cash and working capital amounts, and additional objective and subjective factors relating to the Company’s business. The Company’s management and board of directors set the exercise prices for option grants based upon their best estimate of the fair market value of the common stock at the time they made such grants, taking into account all information available at those times. In some cases, management and the board of directors made retrospective assessments of the valuation of the common stock at later dates and determined that the fair market value of the common stock at the times the grants were made was different than the exercise prices established for those grants. In cases in which the fair market was higher than the exercise price, the Company recognized stock-based compensation expense for the excess of the fair market value of the common stock over the exercise price.

Stock option activity is as follows:

			Weighted
	Shares Available	Number of	Average
	for Grant(a)	Options(b)	Exercise Price

Options outstanding at June 30, 2005	995,750	1,552,861	3.12
Options granted	(484,500)	484,500	7.53
Options forfeited or expired	113,500	(213,500)	2.96

Options outstanding at June 30, 2006	624,750	1,823,861	3.93
Shares reserved	2,500,000	—
Options granted	(2,622,850)	2,622,850	5.64
Options exercised	—	(65,000)	1.00
Options forfeited or expired	79,850	(94,850)	1.04

Options outstanding at June 30, 2007	581,750	4,286,861	4.96
Shares reserved	3,000,000	—
Options granted(c)	(2,821,947)	2,891,947	7.21
Options exercised	—	(377,500)	3.28
Options forfeited or expired	81,833	(923,167)	2.30

Options outstanding at June 30, 2008	841,636	5,878,141	6.59
Shares reserved	379,397	—
Options exercised	—	(9,000)	5.39
Options forfeited or expired	—	(27,666)	5.04

Options outstanding at September 30, 2008 (unaudited)	1,221,033	5,841,475	6.60

(a)	Excludes the effect of options granted, exercised, forfeited or expired related to activity from options granted outside the stock option plans described above; excludes the effect of restricted stock awards granted or forfeited under the 2007 Plan.

(b)	Includes the effect of options granted, exercised, forfeited or expired from the 1991 Plan, 2003 Plan, 2007 Plan, and options granted outside the stock option plans described above.

(c)	Excludes 70,000 options granted outside of the plans.

CARDIOVASCULAR SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Information presented as of and for the three months
ended September 30, 2007 and 2008 is unaudited)
(dollars in thousands, except per share and share amounts)

The following table summarizes information about stock options granted during the years ended June 30, 2007 and 2008 and three months ended September 30, 2008 (unaudited):

			Estimated
	Number of Shares		Fair Value of
Grant Date	Subject to Options	Exercise Price	Common Stock

July 1, 2006	132,000	$5.71	$2.43
July 17, 2006	230,000	$5.71	$2.43
August 15, 2006	239,500	$5.71	$2.43
October 3, 2006	375,000	$5.71	$2.58
December 19, 2006	446,100	$5.71	$2.79
February 14, 2007	46,000	$5.71	$3.58
February 15, 2007	540,000	$5.71	$3.58
April 18, 2007	299,250	$5.71	$4.63
June 12, 2007	315,000	$5.11	$5.95
August 7, 2007	402,500	$5.11	$5.95
October 9, 2007	331,083	$5.11	$7.36
November 13, 2007	154,917	$7.36	$7.90
December 12, 2007	775,000	$7.86	$8.44
December 31, 2007	1,056,234	$7.86	$8.44
February 14, 2008	172,213	$9.04	$9.36

Options outstanding and exercisable at June 30, 2008, were as follows:

	Options Outstanding			Options Exercisable
		Remaining			Remaining
		Weighted	Weighted		Weighted	Weighted
	Number of	Average	Average	Number of	Average	Average
	Outstanding	Contractual	Exercise	Exercisable	Contractual	Exercise
Range of Exercise Prices	Shares	Life (Years)	Price	Shares	Life (Years)	Price

$5.00	94,000	0.31	$5.00	94,000	0.31	$5.00
$5.11	972,583	9.11	$5.11	162,083	9.06	$5.11
$5.71	2,122,083	5.08	$5.71	875,466	5.18	$5.71
$6.00	185,500	1.19	$6.00	185,500	1.19	$6.00
$7.36	154,917	9.38	$7.36	154,917	9.38	$7.36
$7.86	1,831,234	6.60	$7.86	1,056,234	4.50	$7.86
$8.00	297,000	2.32	$8.00	226,332	2.33	$8.00
$9.04	172,213	4.63	$9.04	172,213	4.63	$9.04
$12.00	48,611	7.76	$12.00	48,611	7.76	$12.00

	5,878,141	6.00	$6.59	2,975,356	4.76	$6.99

CARDIOVASCULAR SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Information presented as of and for the three months
ended September 30, 2007 and 2008 is unaudited)
(dollars in thousands, except per share and share amounts)

Options issued to employees and directors that are vested or expected to vest at June 30, 2008, were as follows:

Remaining
Weighted
		Average	Weighted	Aggregate
	Number of	Contractual	Average	Intrinsic
	Shares	Life (Years)	Exercise Price	Value

Options vested or expected to vest	5,584,234	6.00	$6.59	$20,369

Options outstanding and exercisable at September 30, 2008 (unaudited), were as follows:

	Options Outstanding			Options Exercisable
		Remaining			Remaining
		Weighted	Weighted		Weighted	Weighted
	Number of	Average	Average	Number of	Average	Average
	Outstanding	Contractual	Exercise	Exercisable	Contractual	Exercise
Range of Exercise Prices	Shares	Life (Years)	Price	Shares	Life (Years)	Price

$5.00	64,000	0.14	$5.00	64,000	0.14	$5.00
$5.11	972,583	8.85	$5.11	290,915	8.83	$5.11
$5.71	2,115,417	4.81	$5.71	1,130,132	4.48	$5.71
$6.00	185,500	0.94	$6.00	185,500	0.94	$6.00
$7.36	154,917	9.13	$7.36	154,917	9.13	$7.36
$7.86	1,831,234	6.35	$7.86	1,056,234	4.25	$7.86
$8.00	297,000	2.07	$8.00	234,666	2.07	$8.00
$9.04	172,213	4.38	$9.04	172,213	4.38	$9.04
$12.00	48,611	7.50	$12.00	48,611	7.50	$12.00

	5,841,475	5.78	$6.60	3,337,188	4.59	$6.84

Options issued to employees and directors that are vested or expected to vest at September 30, 2008 (unaudited), were as follows:

Remaining
		Weighted	Weighted
		Average	Average	Aggregate
	Number of	Contractual	Exercise	Intrinsic
	Shares	Life (Years)	Price	Value

Options vested or expected to vest	5,549,401	5.78	$6.60	$20,357

Effective July 1, 2006, the Company adopted SFAS No. 123(R) using the prospective application method. Under this method, as of July 1, 2006, the Company has applied the provisions of this statement to new and modified awards. The adoption of this pronouncement had no effect on net loss in fiscal 2006.

An additional requirement of SFAS No. 123(R) is that estimated pre-vesting forfeitures be considered in determining stock-based compensation expense. As previously permitted, the Company recorded forfeitures when they occurred for pro forma presentation purposes. As of June 30, 2007 and 2008 and September 30, 2008 (unaudited), the Company estimated its forfeiture rate at 5.0% per annum. As of June 30, 2007 and 2008 and September 30, 2008 (unaudited), the total compensation cost for nonvested awards not yet recognized in the consolidated statements of operations was $2,367, $6,316, and $4,821, respectively, net of the effect of estimated forfeitures. These amounts are expected to be recognized over a weighted-average period of 2.72, 2.17, and 3.04 years, respectively.

Options typically vest over three years. An employee’s unvested options are forfeited when employment is terminated; vested options must be exercised at or within 90 days of termination to avoid forfeiture. The Company determines the fair value of options using the Black-Scholes option pricing model. The estimated fair value of

CARDIOVASCULAR SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Information presented as of and for the three months
ended September 30, 2007 and 2008 is unaudited)
(dollars in thousands, except per share and share amounts)

options, including the effect of estimated forfeitures, is recognized as expense on a straight-line basis over the options’ vesting periods. The following assumptions were used in determining the fair value of stock options granted under the Black-Scholes model:

	Year Ended June 30,
	2006	2007	2008

Weighted average fair value of options granted	$1.16	$1.07	$3.74
Risk-free interest rates	3.71% - 4.77%	4.56% - 5.18%	2.45% - 4.63%
Expected life	4 years	3.5 - 6 years	3.5 - 6 years
Expected volatility	None	43.8% - 45.1%	43.1% - 46.4%
Expected dividends	None	None	None

The risk-free interest rate for periods within the five and ten year contractual life of the options is based on the U.S. Treasury yield curve in effect at the grant date and the expected option life of 3.5 to 6 years. Expected volatility is based on the historical volatility of the stock of companies within the Company’s peer group. Generally, the 3.5 to 6 year expected life of stock options granted to employees represents the weighted average of the result of the “simplified” method applied to “plain vanilla” options granted during the period, as provided within SAB No. 110.

The aggregate intrinsic value of a stock award is the amount by which the market value of the underlying stock exceeds the exercise price of the award. The aggregate intrinsic value for outstanding options at June 30, 2006, 2007 and 2008 and September 30, 2007 and 2008 (unaudited) was $1,301, $5,181, $21,441, $11,475, and $21,428, respectively. The aggregate intrinsic value for exercisable options at June 30, 2006, 2007 and 2008 and September 30, 2007 and 2008 (unaudited) was $1,301, $4,417 $9,692, $6,869 and $11,459, respectively. The total aggregate intrinsic value of options exercised during the years ended June 30, 2006 and 2007 was negligible while the aggregate intrinsic value of options exercised during the year ended June 30, 2008 and three months ended September 30, 2008 (unaudited) was $1,435 and $43, respectively. Shares supporting option exercises are sourced from new share issuances.

On December 12, 2007, the Company granted 775,000 performance based incentive stock options to certain executives. The options shall become exercisable in full on the third anniversary of the date of grant provided that the Company has completed its initial public offering of common stock or a change of control transaction before December 31, 2008 and shall terminate on the tenth anniversary of the date of the grant. For this purpose “change of control transaction” shall be defined as an acquisition of the Company through the sale of substantially all of the Company’s assets and the consequent discontinuance of its business or through a merger, consolidation, exchange, reorganization or similar transaction. The Company has not recorded any stock-based compensation expense related to performance based incentive stock options for the year ended June 30, 2008 or three months ended September 30, 2008 (unaudited) as it was not probable that the performance based criteria would be achieved.

As of June 30, 2008 and September 30, 2008 (unaudited), the Company had granted 840,138 and 1,001,961 restricted stock awards, respectively. The fair value of each restricted stock award was equal to the fair market value of the Company’s common stock at the date of grant. Vesting of restricted stock awards range from one to three years. The estimated fair value of restricted stock awards, including the effect of estimated forfeitures, is recognized

CARDIOVASCULAR SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Information presented as of and for the three months
ended September 30, 2007 and 2008 is unaudited)
(dollars in thousands, except per share and share amounts)

on a straight-line basis over the restricted stock’s vesting period. Restricted stock award activity for the three months ended September 30, 2008 (unaudited) is as follows:

		Weighted
	Number of	Average Fair
	Shares	Value

Restricted stock awards outstanding at June 30, 2007	—	$—
Restricted stock awards granted	840,138	9.49
Restricted stock awards forfeited	(27,834)	9.29

Restricted stock awards outstanding at June 30, 2008	812,304	9.50
Restricted stock awards granted	161,823	10.22
Restricted stock awards forfeited	(25,029)	10.09

Restricted stock awards outstanding at September 30, 2008 (unaudited)	949,098	$9.60

The following amounts were recognized as stock-based compensation expense in the consolidated statements of operations for the year ended June 30, 2008:

	Stock	Restricted
	Options	Stock Awards	Total

Cost of goods sold	$91	$141	$232
Selling, general and administrative	5,957	895	6,852
Research and development	181	116	297

Total	$6,229	$1,152	$7,381

The following amounts were recognized as stock-based compensation expense in the consolidated statements of operations for the three months ended September 30, 2008 (unaudited):

	Stock	Restricted
	Options	Stock Awards	Total

Cost of goods sold	$38	$138	$176
Selling, general and administrative	297	1,087	1,384
Research and development	41	71	112

Total	$376	$1,296	$1,672

CARDIOVASCULAR SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Information presented as of and for the three months
ended September 30, 2007 and 2008 is unaudited)
(dollars in thousands, except per share and share amounts)

7.	Income Taxes

The components of the Company’s overall deferred tax assets and liabilities are as follows:

	June 30,
	2007	2008

Deferred tax assets
Stock-based compensation	$76	$2,423
Accrued expenses	54	181
Inventories	226	409
Deferred rent	24	40
Deferred revenue	—	46
Accounts receivable	—	66
Research and development credit carryforwards	—	1,798
Net operating loss carryforwards	16,524	25,825

Total deferred tax assets	16,904	30,788
Deferred tax liabilities
Accelerated depreciation and amortization	(15)	(20)

Total deferred tax liabilities	(15)	(20)

Valuation allowance	(16,889)	(30,768)

Net deferred tax assets	$—	$—

The Company has established valuation allowances to fully offset its deferred tax assets due to the uncertainty about the Company’s ability to generate the future taxable income necessary to realize these deferred assets, particularly in light of the Company’s historical losses. The future use of net operating loss carryforwards is dependent on the Company attaining profitable operations, and will be limited in any one year under Internal Revenue Code Section 382 (“IRC Section 382”) due to significant ownership changes, as defined under the Code Section, as a result of the Company’s equity financings.

At June 30, 2008, the Company had net operating loss carryforwards for federal and state income tax reporting purposes of approximately $69,000 which will expire at various dates through fiscal 2028.

The Company adopted the provisions of FIN 48 on July 1, 2007. Under FIN 48, the Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant tax authority. At the adoption date, the Company applied FIN 48 to all tax positions for which the statute of limitations remained open. The Company did not record any adjustment to the liability for unrecognized income tax benefits or accumulated deficit for the cumulative effect of the adoption of FIN 48.

In addition, the amount of unrecognized tax benefits as of July 1, 2007, June 30, 2008 and September 30, 2008 (unaudited) was zero. There have been no material changes in unrecognized tax benefits since July 1, 2007, and the Company does not anticipate a significant change to the total amount of unrecognized tax benefits within the next 12 months. The Company recognizes penalties and interest accrued related to unrecognized tax benefits in income

CARDIOVASCULAR SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Information presented as of and for the three months
ended September 30, 2007 and 2008 is unaudited)
(dollars in thousands, except per share and share amounts)

tax expense for all periods presented. The Company did not have an accrual for the payment of interest and penalties related to unrecognized tax benefits as of June 30, 2008 or September 30, 2008 (unaudited).

The Company is subject to income taxes in the U.S. federal jurisdiction and various state jurisdictions. Tax regulations within each jurisdiction are subject to the interpretation of the related tax laws and regulations and require significant judgment to apply. The Company is potentially subject to income tax examinations by tax authorities for the tax years ended June 30, 2006, 2007 and 2008. The Company is not currently under examination by any taxing jurisdiction.

8.	Commitment and Contingencies

Operating Lease

The Company leases manufacturing and office space and equipment under various lease agreements which expire at various dates through November 2012. Rental expenses were $201, $341 and $572 for the years ended June 30, 2006, 2007 and 2008, respectively and $132 and $161 for the three months ended September 30, 2007 and 2008 (unaudited), respectively.

Future minimum lease payments under the agreements as of June 30, 2008 are as follows:

2009	$464
2010	471
2011	475
2012	476
2013	202

$2,088

Future minimum lease payments under the agreements as of September 30, 2008 (unaudited) are as follows:

Nine months ended June 30, 2009	$350
2010	471
2011	475
2012	476
2013	202

$1,974

Related Party Transaction

On December 12, 2007, the Company entered into an agreement with Reliant Pictures Corporation, or RPC, to participate in a documentary film to be produced by RPC. Portions of the film will focus on the Company’s technologies, and RPC will provide separate filmed sections for the Company’s corporate use. In connection with that agreement, the Company contributed $150 in December 2007 and an additional $100 in January 2008 towards the production of the documentary. One of the Company’s directors holds more than 10% of the equity of RPC and is a director of RPC. Another director of the Company is a shareholder of RPC.

CARDIOVASCULAR SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Information presented as of and for the three months
ended September 30, 2007 and 2008 is unaudited)
(dollars in thousands, except per share and share amounts)

9.	Employee Benefits

The Company offers a 401(k) plan to its employees. Eligible employees may authorize up to $16 of their annual compensation as a contribution to the plan, subject to Internal Revenue Service limitations. The plan also allows eligible employees over 50 years old to contribute an additional $5 subject to Internal Revenue Service limitations. All employees must be at least 21 years of age to participate in the plan. The Company did not provide any employer matching contributions for the years ended June 30, 2006, 2007 and 2008 or for the three months ended September 30, 2008 (unaudited).

10.	Redeemable Convertible Preferred Stock and Convertible Preferred Stock Warrants

During the period from July 2006 to October 2006, the Company completed the sale of 4,728,547 shares of Series A redeemable convertible preferred stock, no par value, at a purchase price of $5.71 per share for a total of $27,000. In addition, Series A convertible preferred stock warrants were issued to purchase 671,453 shares of Series A redeemable convertible preferred stock in connection with the sale of the Series A redeemable convertible preferred stock. The Series A convertible preferred stock warrants have a purchase price of $5.71 per share with a five-year term and were assigned an initial value of $1,767 for accounting purposes using the Black-Scholes model. The change in value of the Series A convertible preferred stock warrants due to accretion as a result of remeasurement was $916, $300, and ($14) as of June 30, 2008 and September 30, 2007 and 2008 (unaudited), respectively, and is included in interest expense on the consolidated statements of operations. The Series A redeemable convertible preferred stock offering included the conversion of $3,145 of convertible promissory notes and accrued interest previously sold by the Company at various dates in fiscal 2006 and 2007 (Note 4).

In connection with the Series A redeemable convertible preferred stock offering, the Company incurred offering costs of $1,742 and issued warrants to purchase 131,349 shares of common stock at a purchase price of $5.71 with a term of seven years. The warrants were assigned a value of $99 for accounting purposes (Note 5).

As of June 30, 2007, the Company had sold 977,046 shares of Series A-1 redeemable convertible preferred stock, no par value, at a purchase price of $8.50 per share for total proceeds of $8,271, net of offering costs of $34. During the period from July 2007 to September 2007, the Company sold an additional 1,211,379 shares of Series A-1 redeemable convertible preferred stock for total proceeds of $10,282, net of offering costs of $14.

On December 17, 2007, the Company completed the sale of 2,162,150 shares of Series B redeemable convertible preferred stock at a price of $9.25 per share for total proceeds of $19,963, net of offering costs of $37.

In connection with the preparation of the Company’s financial statements as of June 30, 2007 and 2008, and September 30, 2008 (unaudited), the Company’s management and Board of Directors established what it believes to be a fair market value of the Company’s Series A, Series A-1, and Series B redeemable convertible preferred stock. This determination was based on concurrent significant stock transactions with third parties and a variety of factors, including the Company’s business milestones achieved and future financial projections, the Company’s position in the industry relative to its competitors, external factors impacting the value of the Company in its marketplace, the stock volatility of comparable companies in its industry, general economic trends and the application of various valuation methodologies.

Changes in the current market value of the Series A, Series A-1, and Series B redeemable convertible preferred stock are recorded as accretion of redeemable convertible preferred stock and as accumulated deficit in the consolidated statements of changes in shareholders’ (deficiency) equity and in the consolidated statements of operations as accretion of redeemable convertible preferred stock.

CARDIOVASCULAR SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Information presented as of and for the three months
ended September 30, 2007 and 2008 is unaudited)
(dollars in thousands, except per share and share amounts)

The rights, privileges and preferences of the Series A, Series A-1, and Series B redeemable convertible preferred stock (collectively, the “Preferred Stock”) are as follows:

Dividends

The holders of Preferred Stock are entitled to receive cash dividends at the rate of 8% of the original purchase price. All dividends shall accrue, whether or not earned or declared, and whether or not the Company has legally available funds. All such dividends shall be cumulative and shall be payable only (i) when and as declared by the Board of Directors, (ii) upon liquidation or dissolution of the Company and (iii) upon redemption of the Preferred Stock by the Company. As of June 30, 2008 and September 30, 2007 and 2008 (unaudited), $6,362, $2,714, and $7,703, respectively, of dividends had accumulated but had not yet been declared by the Company’s Board of Directors, or paid by the Company as of such respective dates. The holders of the Preferred Stock have the right to participate in dividends with the common shareholders on an as converted basis.

Conversion

The holders of the Preferred Stock shall have the right to convert, at their option, their shares into common stock on a share for share basis (subject to adjustments for events of dilution). Each preferred share shall be automatically converted into unregistered shares of the Company’s common stock without any Company action, thereby providing conversion of all preferred shares, upon the approval of a majority of the preferred shareholders or upon the completion of an underwritten public offering of the Company’s shares, pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended, of which the aggregate proceeds to the Company exceed $40,000 (a “Qualified Public Offering”). Upon conversion, each share of the preferred stock shall be converted into one share of common stock (subject to adjustment as defined in the preferred stock sale agreement), dividends will no longer accumulate, and previously accumulated, undeclared and unpaid dividends will not be payable by the Company.

In the event the holders of the Preferred Stock elect to convert their preferred shares into shares of common stock, and those holders request that the Company register those shares of common stock, the Company is obligated to use its best efforts to effect a registration of the Company’s common shares. In the event that the common shares are not registered, the Company is not subject to financial penalties.

Redemption

The Company shall not have the right to call or redeem at any time any shares of Preferred Stock. Holders of Preferred Stock shall have the right to require the Company to redeem in cash, 30% of the original amount on the fifth year anniversary of the Purchase Agreement, 30% after the sixth year and 40% after the seventh year. The price the Company shall pay for the redeemed shares shall be the greater of (i) the price per share paid for the Preferred Stock, plus all accrued and unpaid dividends; or (ii) the fair market value of the Preferred Stock at the time of redemption as determined by a professional appraiser.

Liquidation

In the event of any liquidation or winding up of the Company, the holders of preferred stock are entitled to receive an amount equal to (i) the price paid for the preferred shares, plus (ii) all dividends accrued and unpaid before any payments shall be made to holders of stock junior to the preferred stock. The remaining net assets of the Company, if any, would be distributed to the holders of preferred and common stock based on their ownership amounts assuming the conversion of the preferred stock. The amount is limited based on the overall return on

CARDIOVASCULAR SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Information presented as of and for the three months
ended September 30, 2007 and 2008 is unaudited)
(dollars in thousands, except per share and share amounts)

investment earned by the preferred stock holders. At June 30, 2008 and September 30, 2007 and 2008 (unaudited), the liquidation value of the Series A redeemable convertible preferred stock was $31,230, $29,586, and $31,782, respectively, and Series A-1 redeemable convertible preferred stock were $19,862, $18,730, and $20,243, respectively. At June 30, 2008 and September 30, 2008 (unaudited), the liquidation value of the Series B redeemable convertible preferred stock was $20,871 and $21,280, respectively.

Voting Rights

The holders of Preferred Stock have the right to vote on all actions to be taken by the Company based on such number of votes per share as shall equal the number of shares of common stock into which each share of redeemable convertible preferred stock is then convertible. The holders of Preferred Stock also have the right to designate, and have designated, two individuals to the Company’s Board of Directors.

Registration Rights

Pursuant to the terms of an investor rights agreement dated July 19, 2006, entered into with certain holders of the preferred stock and the holder of a warrant to purchase shares of the Company’s common stock if, at any time after the earlier of four years after the date of the agreement or six months after the Company’s IPO, the Company receives a written request from the holders of a majority of the registrable securities then outstanding, the Company has agreed to file up to three registration statements on Form S-3.

11.	Legal Matters

Shturman Legal Proceedings

The Company is party to two legal proceedings relating to a dispute with Dr. Leonid Shturman, the Company’s founder, and Shturman Medical Systems, Inc., or SMS, a company owned by Dr. Shturman. On or about November 2006, the Company discovered that Dr. Shturman had sought patent protection in the United Kingdom and with the World Intellectual Property Organization as the sole inventor for technology relating to the use of counterbalance weights with rotational atherectomy devices, or the counterbalance technology, which the Company believes should have been assigned to it.

On August 16, 2007, the Company served and filed a Demand for Arbitration against SMS alleging that SMS should have assigned the counterbalance technology to the Company, and SMS’s failure to assign the technology violated the assignment provision of the Stock Purchase Agreement. On September 28, 2007, SMS filed a Statement of Answer and Motion to Dismiss alleging the Stock Purchase Agreement had expired, thus ending Dr. Shturman’s obligation to assign atherectomy technology. Following a trial, the arbitrator ruled on May 5, 2008 that the technology in question was developed pursuant to the Stock Purchase Agreement and working relationship agreements between the parties, and that SMS breached the agreements by failing to transfer the technology to the Company in 2002. The panel ordered SMS to transfer to the Company its interest in the technology and SMS did so. The Hennepin County District Court affirmed the arbitrator’s award.

Also on August 16, 2007, the Company filed a complaint in the U.S. District Court in Minnesota against Dr. Shturman for a breach of his employment agreement. Specifically, under the employment agreement, Dr. Shturman was obligated to assign any inventions for the diagnosis or treatment of coronary or periphery vessels that were disclosed to patent attorneys or otherwise documented by Dr. Shturman during the employment term. The Company alleged that the counterbalance technology was disclosed and/or documented during the term of his employment agreement and the Company was seeking judgment against Dr. Shturman for breach of the employment agreement and a declaratory judgment that Dr. Shturman must assign his interest in the counterbalance

CARDIOVASCULAR SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Information presented as of and for the three months
ended September 30, 2007 and 2008 is unaudited)
(dollars in thousands, except per share and share amounts)

technology to the Company. On October 31, 2007, Dr. Shturman filed an answer and counterclaim against the Company and other co- defendants asserting conversion, theft and unjust enrichment for the alleged illegal removal and transport to the United States of two drive shaft winding devices purportedly developed by Shturman Cardiology Systems, Russia, as well as raising certain affirmative defenses. The Company filed its answer on November 16, 2007. Dr. Shturman filed a motion to stay this lawsuit on the basis that it should be stayed pending the resolution of alleged proceedings in the U.S. Patent and Trademark Office. On July 7, 2008 the motion was heard by the court, but the court did not rule on Dr. Shturman’s motion at that time. Instead, the court ordered a settlement conference with the court, which occurred on September 4 and 5, 2008.

On September 4 and 5, 2008, the Company settled all of its claims against Dr. Shturman. In settlement of the Company’s claim against him, Dr. Shturman agreed that he is not the author or owner of the counterbalance technology, as defined in the May 5, 2008 award of the arbitrator. However, as part of the settlement, Dr. Shturman has the right to argue that the counterbalance technology, as defined in the award of the arbitrator, is separate and distinct from the inventions or know-how contained in any current or future patent applications made by him, and the Company has the right to argue that such patent applications do incorporate the counterbalance technology, as defined by the arbitrator in the award. In settlement of Dr. Shturman’s counterclaim against the Company, the parties entered into a settlement that is conditioned upon the Company’s agreement to pay Dr. Shturman $50 by November 14, 2008, and in connection with Dr. Shturman’s desire to sell 22,000 shares of the Company’s common stock held by him by November 14, 2008 at a fixed price, the Company agreed to refer to Dr. Shturman the names of parties that may be interested in purchasing such shares in private transactions. As of November 19, 2008, the Company had referred to Dr. Shturman names of parties that are interested in purchasing these shares and had also paid Dr. Shturman $50. In addition, the Company and Dr. Shturman have executed a settlement agreement, and pending a stipulation of dismissal with prejudice to be filed by Dr. Shturman’s counsel, the Company anticipates that Dr. Shturman’s counterclaim against the Company will be dismissed.

The Company is defending this litigation vigorously and believes that Dr. Shturman’s counterclaims and affirmative defenses are without merit and the outcome of this case will not have a material adverse effect on the Company’s business, operations, cash flows or financial condition. The Company recognized the $50 expense related to the settlement of this matter but believes additional expense and an adverse outcome of this claim are not probable and cannot be reasonably estimated.

ev3 Legal Proceedings

On December 28, 2007, ev3 Inc., ev3 Endovascular, Inc. and FoxHollow Technologies, Inc., together referred to as the Plaintiffs, filed a complaint in the Ramsey County District Court for the State of Minnesota against the Company and two former employees of FoxHollow currently employed by the Company, as well as against unknown former employees of Plaintiffs currently employed by the Company referred to in the complaint as John Does 1-10. On July 2, 2008, the Plaintiffs in this lawsuit served and filed a Second Amended Complaint. In this amended pleading, Plaintiffs now assert claims against the Company as well as ten of its employees, all of whom were formerly employed by one or more of the Plaintiffs. The Second Amended Complaint also continues to refer to “John Doe 1-10” defendants, who are not identified by name.

The Second Amended Complaint includes seven counts, which allege as follows:

•	Individual defendants violated provisions in their employment agreements with their former employer FoxHollow, barring them from misusing FoxHollow Confidential Information.

CARDIOVASCULAR SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Information presented as of and for the three months
ended September 30, 2007 and 2008 is unaudited)
(dollars in thousands, except per share and share amounts)

•	Individual defendants violated a provision in their FoxHollow employment agreements barring them, for a period of one year following their departure from FoxHollow, from soliciting or encouraging employees of FoxHollow to join the Company.

•	Individual defendants breached a duty of loyalty owed to FoxHollow.

•	The Company and individual defendants misappropriated trade secrets of one or more of the Plaintiffs.

•	All defendants engaged in unfair competition.

•	The Company tortiously interfered with the contracts between FoxHollow and individual defendants by allegedly procuring breaches of the non-solicitation/encouragement provision in those agreements, and an individual defendant tortiously interfered with the contracts between certain individual defendants and FoxHollow by allegedly procuring breaches of the confidential information provision in those agreements.

•	All defendants conspired to gain an unfair competitive and economic advantage for the Company to the detriment of the Plaintiffs.

In the Second Amended Complaint, the Plaintiffs seek, among other forms of relief, an award of damages in an amount greater than $50, a variety of forms of injunctive relief, exemplary damages under the Minnesota Trade Secrets Act, and recovery of their attorney fees and litigation costs. Although the Company has requested the information, the Plaintiffs have not yet disclosed what specific amount of damages they claim.

The action is presently in the discovery phase. The Company has responded to interrogatories and document requests served by the Plaintiffs and has also served written discovery requests directed to the Plaintiffs. Two depositions were taken before July 31, 2008 and it is expected that numerous witness depositions will be taken in the coming months.

In July 2008, the Company and the individual defendants filed motions to dismiss the action. These motions were based on the argument that the Plaintiffs are required to resolve the claims at issue in arbitration in accordance with arbitration provisions in the employment agreements between at least eight of the individual defendants and FoxHollow.

The Company is defending this litigation vigorously, and believes that the outcome of this litigation will not have a materially adverse effect on the Company’s business, operations, cash flows or financial condition. The Company has not recognized any expense related to the settlement of this matter as an adverse outcome of this action is not probable and cannot be reasonably estimated.

CARDIOVASCULAR SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Information presented as of and for the three months
ended September 30, 2007 and 2008 is unaudited)
(dollars in thousands, except per share and share amounts)

12.	Earnings Per Share

The following table presents a reconciliation of the numerators and denominators used in the basic and diluted earnings per common share computations:

				Three Months Ended
	Year Ended June 30,			September 30,
	2006	2007	2008	2007	2008
				(Unaudited)	(Unaudited)

Numerator
Net loss available in basic calculation	$4,895	$15,596	$39,167	$7,441	$13,699
Plus: Accretion of redeemable convertible preferred stock(a)	—	16,835	19,422	4,853	—

Loss available to common stock- holders plus assumed conversions	$4,895	$32,431	$58,589	$12,294	$13,699

Denominator
Weighted average common shares — basic	6,183,715	6,214,820	6,835,126	6,291,512	7,692,248
Effect of dilutive stock options and warrants(b)(c)	—	—	—	—	—

Weighted average common shares outstanding — diluted	6,183,715	6,214,820	6,835,126	6,291,512	7,692,248

Loss per common share — basic and diluted	$(0.79)	$(5.22)	$(8.57)	$(1.95)	$(1.78)

(a)	The calculation for accretion of redeemable convertible preferred stock marks the redeemable convertible preferred stock to fair value, which equals or exceeds the amount of any undeclared dividends on the redeemable convertible preferred stock.

(b)	At June 30, 2006, 2007 and 2008, 262,725, 1,068,277 and 906,713 warrants, respectively, and at September 30, 2007 and 2008 (unaudited), 1,068,277 and 1,361,596 warrants, respectively, were outstanding. The effect of the shares that would be issued upon exercise of these warrants has been excluded from the calculation of diluted loss per share because those shares are anti-dilutive.

(c)	At June 30, 2006, 2007 and 2008, 1,823,861, 4,286,861 and 5,878,141 stock options, respectively, and at September 30, 2007 and 2008 (unaudited), 4,599,361 and 5,841,475 stock options, respectively, were outstanding. The effect of the shares that would be issued upon exercise of these options has been excluded from the calculation of diluted loss per share because those shares are anti-dilutive.

13.	Authorized Shares

On December 6, 2007, the shareholders of the Company approved the increase of authorized shares of common stock to 70,000,000 shares and undesignated shares of 5,000,000.

14.	Initial Public Offering Costs (unaudited)

The Company withdrew the registration statement for its initial public offering in conjunction with the announcement of the execution of the merger agreement with Replidyne, Inc., as described in Note 15. Therefore,

CARDIOVASCULAR SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Information presented as of and for the three months
ended September 30, 2007 and 2008 is unaudited)
(dollars in thousands, except per share and share amounts)

previously capitalized offering costs of approximately $1.7 million were included in selling, general and administrative during the three months ended September 30, 2008.

15.	Subsequent Events (unaudited)

Reverse Merger Agreement

On November 3, 2008 the Company entered into a definitive merger agreement with Replidyne, Inc. in an all-stock transaction. Under terms of the agreement, Replidyne will issue new shares of its common stock to Company shareholders whereby former Company shareholders are expected to own 83% of the combined company and Replidyne stockholders are expected to own 17% of the combined company on a fully diluted basis using the treasury stock method, subject to adjustments as described in the merger agreement, and assuming that Replidyne’s net assets at closing are between $37 million and $40 million, as calculated in accordance with the terms of the merger agreement. The merger is subject to shareholder approval, and is expected to be consummated in the first quarter of calendar 2009.

Stock Options Amended

On December 15, 2008, the Company amended the vesting provisions of 775,000 performance based incentive stock options that had been granted to certain executives on December 12, 2007. Previously, the stock options were exercisable in full on the third anniversary of the date of grant provided the Company completed its initial public offering of common stock or a change in control transaction before December 31, 2008. The vesting provisions were updated to provide that exercisability of the options are conditioned upon the closing of the Company’s proposed merger with Replidyne, Inc. and the options shall vest to the extent of 50% of the total shares on the first anniversary of the merger and the remaining 50% on the second anniversary of the merger.